EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8 No. 333-111537 and No. 333-104013 of the Modern Technologies Corporation Master Savings Plan,

of our reports dated February 28, 2005, with respect to the consolidated financial statements of MTC Technologies, Inc., MTC Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MTC Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Dayton, Ohio
March 11, 2005